EXHIBIT 10g

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (hereinafter called the "Agreement") is entered into as of August 11, 1997, by and between COLONIAL TRUST COMPANY, an Arizona corporation (hereinafter called the "Company"), with its principal office located at 5336 N. 19th Avenue, Phoenix, Arizona 85015, and Cecil E. Glovier, residing at 16925 Roadrunner Road, Mayer, Arizona 86333 (hereinafter referred to as "Glovier").

         Glovier is presently employed by the Company as Senior Vice President and Secretary. The Company and Glovier desire to formalize their relationship.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties do hereby agree as follows:

         1. EMPLOYMENT. The Company hereby continues to employ Glovier and Glovier hereby accepts continued employment by the Company as Senior Vice President and Secretary to perform such duties and services of a senior executive nature as may from time to time be assigned or delegated to him by the Board of Directors and President of the Company.

         Throughout the term of this Agreement, Glovier will devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business interests of the Company. Notwithstanding the foregoing, Glovier shall be permitted to serve as a director of additional organizations and participate in other activities for other groups upon the prior approval by the Company, which approval shall not unreasonable be withheld.

         2. TERM. This Agreement shall be fora term of three (3) years, commencing on August 11,1997, and ending on August 10, 2000, unless sooner terminated as hereinafter provided. Unless either party elects to terminate this Agreement at the end of the original or any renewal term by giving the other party notice of such election at least sixty (60) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term.

         3. COMPENSATION AND BENEFITS.

         (a) SALARY, For the services rendered by Glovier to Company, Glovier shall receive a base salary at the rate of $72,000 per year, payable in accordance with the standard payroll practices of the Company. Additionally, Glovier shall receive an annual performance and salary review from the President of the Company.

         (b) BONUS. Glovier shall be entitled to receive an annual bonus each fiscal year in which the Company generates net income (after the payment of income taxes), calculated according to the following formula: for before-tax net income of less than $100,000, a bonus amount equal to five percent of the total after-tax net income; for before-tax net income from $100,000 to $200,000, a bonus amount equal to six percent of the total after-tax net income; for
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before-tax  net income from $200,000 to $300,000,  a bonus amount equal to seven percent of the total after-tax net income; for before-tax net income over $300,000, a bonus amount equal to seven and one-half percent of the total after-tax net income. Such bonus, if any, shall be paid within ninety (90) days from the end of the Company's fiscal year. The Company and Glovier shall use their best efforts to cause such bonus to be treated as an expense of the Company during the fiscal year in which such bonus is earned, not the year in which bonus is paid.

         (c.) STOCK OPTIONS. In addition to the monetary compensation set forth above, Glovier will have the opportunity to acquire up to 150,000 shares of Common Stock of the Company pursuant to the Company's Employee Stock Option Plan. Options shall vest in three increments of 50,000 shares on August 11, 1998, 1999 and 2000, respectively; the exercise price for all such options shall be $25 per share.

         (d) MEDICAL INSURANCE. The Company will provide coverage for Glovier and his dependents under the Company's health insurance policy.

         (e) LIFE INSURANCE. The Company will procure and maintain in effect a $500,000 term life insurance policy insuring Glovier's life; provided, however, if Glovier is not insurable at regular rates, the Company will purchase a term life policy only in such amount as it may purchase by paying a premium equal to the amount it would have paid for a $500,000 policy had Glovier been insurable at regular rates, In the event of Glovier's death, one-half of the face amount of the policy shall be payable to the Company and the other half of the face amount of the policy shall be payable to beneficiaries designated by Glovier.

         (f) DISABILITY INSURANCE. DISABILITY PAYMENTS BY COMPANY. The Company agrees that Glovier will be provided the same level of disability coverage as the Company provides for its other senior executives.

         4. TERMINATION FOR CAUSE. The Company may terminate this Agreement upon the occurrence of any of the following:

         (a) The death of Glovier; or

         (b) Subject to Section 3(f) above, Glovier's inability to perform his duties under this Agreement for a period of more than ninety (90) consecutive days due to total or partial disability; or

         (c) If Glovier fails to perform his duties to the Company hereunder to the satisfaction of the Company's Board of Directors; commits such acts of dishonesty, theft or fraud as would prevent the effective performance of his duties hereunder; breaches the terms of Section 6 of this Agreement; or is convicted of a crime which would prevent the effective performance of his duties hereunder.

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Any termination of Glovier's employment will be effective upon Glovier's receipt of written notice of such termination, and such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity or under this Agreement.

         6. CONFIDENTIAL INFORMATION. NON-SOLICITATION.

         (a) CONFIDENTIAL INFORMATION, NON-SOLICITATION, All information furnished to Glovier by the Company, learned by Glovier from the Company or developed by Glovier on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Glovier's employment hereunder, are and shall remain the sole and confidential property of the Company; provided, however, the foregoing shall not apply to any such information in the public domain other than by reason of a breach of this Paragraph 5. If the Company requests the return of information or any such materials at any time during or at the termination of Glovier's employment, Glovier shall immediately deliver the same to the Company. During the term of this Agreement and at all times thereafter, Glovier shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indixcct benefit of any person, firm association or company other than the Company, any material referred to in this Paragraph 5 or any confidential information regarding the business methods, business policies, procedures, techniques, trade secrets or other knowledge or processes of or developed by the Company or any names and addresses of customers or clients or any other confidential information relating to past, present or prospective business operations or activities of the Company, made known to Glovier or learned or acquired by Glovier while in the employ of the Company.

         (b) NON-SOLICITATION. During the term of this Agreement and for a period of one (1) year after the termination of his employment with the Company for any reason whatsoever, Glovier shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any client, customer, employee, consultant, independent contractor, salesman or supplier of the Company (including without limitation any broker/dealer with whom the Company does or has done business) to cease to do business with or to terminate his employment with the Company and shall not utilize for any such purpose any names and addresses of customers or clients of the Company or any data on or relating to past, present or prospective (at the time of termination of Gloviers' employment) customers or clients of the Company.

         7. ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgement upon the award rendered by the arbitrator may be interred in any court having jurisdiction thereof.

         8. MODIFICATION OF CONTRACT. No waiver or modification of this Agreement shall be valid unless it is in writing and duly executed by both parties.

         9. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements and covenants were not contained herein.

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         10. GOVERNING LAW, VENUE FOR  ARBITRATION.  This Agreement takes effect upon its acceptance and execution by the Company in Phoenix, Arizona, and shall be interpreted and construed under the laws of the State of Arizona, which laws shall prevail in the event of any conflict of law. This Agreement and the obligations hereunder are made and performable in Maricopa County, Arizona, which shall be the exclusive venue for any arbitration hereunder.

         11. NOTICE. Any notice to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested to their respective addresses hereinabove provided, or to the Company or Glovier at it's or his last known address.

         12. ENTIRE AGREEMENT. This Agreement contains the complete agreement between the Company and Glovier concerning the employment arrangement between the Company and Glovier. The parties acknowledge that any statements or representations that may have been made previously by either one of them to the other (other than those contained in this Agreement) are of no effect and that neither of them has relied on such considerations in executing this Agreement.

         IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day, month and year first above written.

                             COLONIAL TRUST COMPANY

                             BY /s/ John K. Johnson
                               ---------------------------------
                                John K. Johnson
                                President and Chief Executive Officer

                             COMPANY

                                /s/ Cecil E. Glovier
                                ---------------------------------
                                Cecil E. Glovier




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